UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into Material Definitive Agreement

We entered into a Loan and Security Agreement dated as of September 25, 2012, with Silicon Valley Bank, pursuant to which we obtained a secured revolving line of credit with borrowing availability up to $7.0 million. The new credit facility will substantially reduce our cost of borrowing and increase profitability. At current market rates, the effective interest rate on advances under the line of credit will be approximately 6% to 7% per annum. Borrowings under our previous accounts receivable credit facility bore interest at rates between 16 and 24% per annum.

The Loan and Security Agreement provides for a working capital-based revolving line of credit where Silicon Valley Bank, in its discretion, will make advances in the amount of up to 80% of the value of (i) eligible accounts receivable and (ii) eligible purchase orders for inventory in transit to a customer. For each account receivable or purchase order financed, we pay interest based on Silicon Valley Bank’s prime rate, plus a specified margin, multiplied by the face amount of the eligible account receivable or purchase order. For eligible accounts receivable, the specified margin is 1.0% and for eligible purchase orders the margin is 1.4%. However, if our EBITDA for any trailing six month period falls below $1.0 million, the specified margins increase to 3.0% and 3.2%, respectively. Collections from customers will be deposited into an account with Silicon Valley Bank. The bank will deduct from any eligible account receivable collected the amount of any advance, together with applicable interest, and remit the balance to us. We paid Silicon Valley Bank an upfront facility fee of $17,500. The Loan and Security Agreement has a term of one year.

To secure the repayment of any amounts borrowed under the Loan and Security Agreement, we granted to Silicon Valley Bank a security interest in all of our assets. We also agreed not to pledge or encumber our assets, other than for certain permitted liens. We are required to maintain our primary operating and other deposit accounts and securities accounts with Silicon Valley Bank. We also agreed to customary affirmative and negative covenants and events of default in connection with the Loan and Security Agreement. The occurrence of an event of default could result in the acceleration of our obligations under the Loan and Security Agreement and an increase to the applicable interest rate, and would permit Silicon Valley Bank to exercise remedies with respect to the collateral under the Loan and Security Agreement.

The foregoing summary description of the Loan and Security Agreement is qualified by reference to the complete copy of the agreement, which is filed as an exhibit to this report. We issued a press release announcing the entry into the Loan and Security Agreement. A copy of that press release is filed as an exhibit to this report.

Item 2.03.	Creation of a Direct Financial Obligation or Off Balance Sheet Arrangement.

The information under Item 1.01 is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Loan and Security Agreement dated September 25, 2012 between the registrant and Silicon Valley Bank.

99.1	Press Release dated October 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2012	Axesstel, Inc.

	By:	/s/ Patrick Gray
	Name:	Patrick Gray
	Title:	Chief Financial Officer